April 27, 2007

Linda Millage
4 Forsythe Drive
Uxbridge, ON L9P 1V7
Canada

Dear Linda,

We are pleased to offer you a temporary assignment as principal accounting officer in addition to your current duties as senior director of finance and worldwide corporate controller. In this position you will be reporting to Elie Antoun.

In your role as Principal Accounting Officer your primary responsibility will be to ensure that the company’s finances maintain the level of integrity necessary to allow the Company to release its periodic financial reporting in a timely manner. As such you will be signing the official financial documents along with the CEO on behalf of the company. This responsibility will end once a permanent CFO is on board and has achieved the comfort level to assume the normal CFO responsibility of signing the periodic financials.

Your salary will be increased to $18,334 CDN per month.

In addition, and in recognition of the additional responsibilities that you are assuming as Principal Accounting Officer, you will also receive a one-time taxable bonus of $18,500 CDN payable within 30 days of your acceptance of these new duties. You will also receive an additional $5,600 CDN per month during the period that you hold the responsibilities of Principal Accounting Officer. We estimate that your duties as Principal Accounting Officer will be for a duration of six months starting on or about May 1, 2007. You will resume your responsibilities as the Sr. Director/Worldwide Corporate Controller upon the new CFO’s commencement date.

Furthermore, subject to the approval of the Board of Directors, you will be offered a stock option grant for 6,000 shares under the Company’s employee stock option plan. Stock options will vest over 4 years from the date of grant. There is a one year cliff vest at the end of which time you would be 25% vested in your option. Thereafter, your options would vest monthly over the remaining 36 months. You will be informed when your stock option has been approved and the option price. In addition, and subject to the approval of the Board of Directors, you will be offered a grant of 2,000 restricted stock units (RSUs).  These RSUs will vest over 4 years from the date of grant. There is a tax withholding requirement at the time RSUs vest. You will receive additional information on your RSU grant after Board approval.

In reference to our discussion, I will ensure that the finance organizational structure and day-to-day activities will be aligned to enable you to succeed in this role. As such, I will ensure that you participate in all meetings, committees and activities that impact your ability to deliver on your assignment. I also expect that you will work closely with me and your peers and colleagues to facilitate the information that you need and to work together to remove any hurdles that may arise.

Linda, I sincerely appreciate your willingness to consider taking on this role while the company actively searches for a permanent CFO. I will make every effort to ensure your and the company’s success in this endeavor. I would very much like to announce your assignment no later than Tuesday, May 1, 2007 and would hope to receive your signed acceptance on Monday, April 30, 2007.

Yours truly,

/s/ Elie Antoun

Elie Antoun
President and CEO

/s/ Linda Millage	5/1/07
Acceptance Signature: (Name)	Date